                  THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G
                          FILED ON FEBRUARY 18, 1997
             PURSUANT TO A RULE 201 TEMPORARARY HARDSHIP EXEMPTION



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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.     1     )*
                                         ----------

                          Socket Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

               Common Stock / Warrants to Purchase Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                           833672 10 8 / 833572 11 6
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 833672 10 8                 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Charlie Bass, Trustee of The Bass Trust
      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            25,401

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          327,413
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             25,401

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          327,413
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      327,413 shares as of December 31, 1996

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 6 pages

-----------------------                                  ---------------------
  CUSIP NO. 833672 10 8                 13G                PAGE 3 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Bass Associates
      77-0233073

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          302,012
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          302,012
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      302,012 shares as of December 31, 1996

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 6 pages

ITEM 1.

      a. NAME OF THE ISSUER:                Socket Communications, Inc.

      b. ADDRESS OF THE ISSUER:             37400 Central Court
                                            Newark, CA  94560
ITEM 2.

      a. NAME OF THE PERSON FILING:         Bass Associates, a California
                                            limited partnership; Charlie Bass as
                                            Trustee of the Bass Trust.

      b. ADDRESS OF THE PRINCIPAL OFFICE:   Charlie Bass
                                            Managing Partner
                                            Bass Associates
                                            435 Tasso Street, Suite 325
                                            Palo Alto, CA  94301


      c. CITIZENSHIP:                       United States of America

      d. TITLES OF CLASSES OF SECURITIES:   Socket Communication's Common Stock
                                            / Warrants to Purchase Socket
                                            Communication's Common Stock

      e. CUSIP NUMBERS:                     833672 20 7 / 833572 11 6

ITEM 3.

      Not applicable

ITEM 4.  OWNERSHIP

     a. AMOUNT BENEFICIALLY OWNED           327,413 shares of Common Stock /
                                            5,000 Warrants to Purchase Common
                                            Stock as of December 31, 1996

     b. PERCENT OF CLASS                    10.8% / 1%

     c. NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
              25,401 shares as of December 31, 1996

        (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
              327,413 shares as of December 31, 1996

        (iii) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF
              327,413 shares as of December 31, 1996

         (iv) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 327,413 shares as of December 31, 1996

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

ITEM 6.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable

ITEM 10. CERTIFICATION
         The following certification shall be included if the statement is filed to Rule 13d-1(b):
         By signing below I certify that, to the best of knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                              February 13, 1997
                              -----------------
                              Date


                              /s/ CHARLIE BASS
                              ----------------
                              Signature


                              Charlie Bass General Partner, Bass Associates
                              ---------------------------------------------
                              Name/Title